UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2016

VolitionRx Limited
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36833	91-1949078
(Commission File Number)	(IRS Employer
Identification No.)

1 Scotts Road

#24-05 Shaw Centre

Singapore 228208

(Address of principal executive offices and Zip Code)

+1 (646) 650-1351

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into A Material Definitive Agreement.

On March 18, 2016, VolitionRx Limited (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Raymond James & Associates, Inc., acting on its own behalf and as representative of the several underwriters named therein (the “Underwriters”), in connection with the public offering, issuance and sale by the Company of 3,769,231 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), at the public offering price of $3.25, less underwriting discounts and commissions of 6.25% (the “Offering”).  Under the terms of the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days from the date of the Underwriting Agreement, to purchase up to 565,384 additional shares of the Company’s common stock at the public offering price, less underwriting discounts and commissions.

The Shares will be issued pursuant to an effective registration statement on Form S-3 (File No. 333-206781), which became effective on September 18, 2015, the base prospectus contained therein, and a related prospectus supplement filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”).

The Offering is expected to close on or about March 23, 2016, subject to the satisfaction of customary closing conditions. The Underwriting Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties, lock-up and termination provisions.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about the Company.  The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties in connection with the execution of the Underwriting Agreement.

The above description of the Underwriting Agreement is qualified in its entirety by reference to the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Stradling Yocca Carlson & Rauth, P.C., counsel to the Company, has issued an opinion to the Company, dated March 18, 2016, regarding the validity of the shares of common stock to be issued and sold in the Offering.  A copy of the opinion is filed as Exhibit 5.1 to this Current Report on Form 8-K.

On March 17, 2016 and March 18, 2016, respectively, the Company issued press releases announcing the Offering and the pricing of the Offering. Copies of the press releases are attached as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01

Other Events.

As disclosed in the prospectus supplement relating to the Offering, on March 11, 2016, the Company entered into a right of negotiation agreement (the “RONA”) with Cosmo Pharmaceuticals SA (“Cosmo”), the effectiveness of which is contingent upon the closing of the Offering and Cosmo’s investment of $3.0 million in the Offering. In the event Cosmo elects to make this investment, the RONA will provide Cosmo with certain rights of negotiation and rights of refusal with respect to the development or commercialization of certain of the Company’s products in or for the United States.

Pursuant to the RONA, the right of first negotiation provides Cosmo a forty-five day exclusive right to good faith negotiations for certain of the Company’s products that the Company or its affiliates intend to develop or commercialize in or for the United States. If the Company is unable to reach an agreement with Cosmo during the negotiation period, it may proceed with such development and commercialization, subject to the right of refusal described below, in the event that a third party is involved.

Pursuant to the RONA, the right of first refusal provides Cosmo a thirty day right to match any license or other agreement with a third party proposed to be entered into by the Company or its affiliates with respect to the development or commercialization of certain of the Company’s products in or for the United States. If Cosmo fails to match the proposed terms with the third party during the thirty day period, the Company is free to complete the transaction with the third party and Cosmo will have no further rights with respect to such transaction.

In the event the RONA becomes effective, unless it is terminated earlier by mutual written agreement of the parties, the RONA will automatically expire on the five year anniversary of Cosmo’s investment in the Offering.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement, dated March 18, 2016, between the Company and Raymond James & Associates, Inc., as representative of the several Underwriters named therein.
5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.
23.1	Consent of Stradling Yocca Carlson & Rauth, P.C. (included in Exhibit 5.1 above).
99.1	Press Release of VolitionRx Limited issued March 17, 2016.
99.2	Press Release of VolitionRx Limited issued March 18, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 18, 2016

VolitionRx Limited

By:   /s/ Cameron Reynolds

Cameron Reynolds

Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement, dated March 18, 2016, between the Company and Raymond James & Associates, Inc., as representative of the several Underwriters named therein.
5.1	Opinion of Stradling Yocca Carlson & Rauth, P.C.
23.1	Consent of Stradling Yocca Carlson & Rauth, P.C. (included in Exhibit 5.1 above).
99.1	Press Release of VolitionRx Limited issued March 17, 2016.
99.2	Press Release of VolitionRx Limited issued March 18, 2016.